Exhibit 5.1

Hogan & Hartson LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 +1.202.637.5600 Tel +1.202.637.5910 Fax

www.hhlaw.com

December 3, 2008

Board of Directors

CIBER, Inc.

6363 South Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80110

Ladies and Gentlemen:

We are acting as counsel to CIBER, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 10,000,000 shares of common stock, $0.01 par value per share (the “Common Shares”) and associated stock purchase rights (the “Rights” and, together with the Common Shares to which such Rights are associated, the “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of the Company to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Delaware corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (iv) the Company will remain a Delaware corporation; and (v) any Rights associated with the Common Stock will be issued under one or more rights agreements, each to be between the Company and a financial institution identified therein as a rights agent.

To the extent that the obligations of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under any rights agreement for any Rights associated with the Common Stock, namely, the rights agent, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such rights agent is duly qualified to engage in the activities contemplated by such rights agreement; that such rights agreement, has been duly authorized, executed and delivered by the rights agent and constitutes the legal, valid and binding obligation of the rights agent enforceable against the rights agent in accordance with its terms; that such rights agent is in compliance with all applicable laws and regulations with respect to performance of its obligations under such rights agreement; and that such rights agent has the requisite organizational and legal power and authority to perform its obligations under such rights agreement.

This opinion letter is based as to matters of law solely on the applicable provisions the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Common Shares and associated Rights, upon due execution and delivery of a rights agreement relating to the Rights associated with the Common Shares on behalf of the Company and the rights agent named therein, and upon due execution and delivery on behalf of the Company of certificates for the Common Shares, will be validly issued, and the Common Shares will be fully paid and nonassessable.

It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the rights agreement in their entirety and not any particular provision of the Rights or the rights agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P